Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2022, relating to the financial statements of Lands’ End, Inc. and the effectiveness of Lands’ End, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lands’ End, Inc. for the year ended January 28, 2022.

/s/ Deloitte & Touche LLP

Chicago, Illinois

November 4, 2022